Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Actavis, plc (the “Company”) of our report, dated June 24, 2013, with respect to the financial statements of Watson Pharmaceuticals Inc. 401(k) Plan, which report appears in the Form 11-K of the Watson Pharmaceuticals Inc. 401(k) Plan for the year ended December 31, 2012.

/s/ Moss Adams LLP

Irvine, California

September 30, 2013